EXHIBIT 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED (I) PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (II) IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT (INCLUDING, BUT NOT LIMITED TO RULE 144) AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS AND, IN THE CASE OF THIS CLAUSE (II) IF THE COMPANY REQUESTS IN A TRANSACTION OTHER THAN A PERMITTED TRANSFER, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN DELIVERED TO THE COMPANY.

WARRANT TO PURCHASE COMMON STOCK

Company:SCHOOL SPECIALTY, INC.,

a Delaware corporation

Number of Shares1,559,674 shares

Class of Stock:Common Stock

Warrant Price:$0.01 per share

Issue Date:December 27, 2019

Expiration Date:December 27, 2022

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, TCW Asset Management Company LLC ("TCW"), is entitled to purchase the number of fully paid and non-assessable shares of the common stock, par value $0.001 per share (the "Common Stock") of SCHOOL SPECIALTY, INC. (the “Company”) at the Warrant Price set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.  Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in that certain Loan Agreement, dated as of April 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, the financial institutions from time to time party thereto (collectively, the “Lenders”),  TCW Asset Management Company LLC, as Agent for the Lenders (the "Agent"), and the other parties thereto.  TCW is the record holder of this Warrant in its capacity as Agent for the Lenders under the Loan Agreement.

ARTICLE 1

EXERCISE

1.1Conditions to Exercise.

     (a) This Warrant shall be exercisable for 1,559,674 shares of Common Stock (the "Shares") (subject to adjustment as provided herein) in whole or in part at any time on or after the Earliest Exercise Date until the Expiration Date.  For purposes of this Warrant, the term "Earliest Exercise Date" means the later of (x) the Outside Date and (y) the day immediately following the expiration of the applicable 10-day period described in Section 1.1(b) of this Warrant during which the Company may exercise its right to buy-back up to either 50% or 75% of this Warrant; provided that if an Exercise Upon Acquisition applies prior to the date described in clause (x) or (y) then the date of such Exercise Upon Acquisition shall be deemed the Earliest Exercise Date hereunder.  For purposes of this Warrant, the term "Outside Date" means January 31, 2020; provided that, solely to the extent that, prior to January 31, 2020, a Specified Unsecured Prepetition Debt Satisfaction Event has occurred, the Outside Date shall mean March 31, 2020.

     (b) To the extent that (i) prior to February 29, 2020 the Agent receives a copy of either (x) a fully executed purchase agreement based on an Acceptable Commitment Letter or Acceptable Draft Sale Documentation timely delivered under Section 10.1.19(b)(v) of the Loan Agreement, which executed purchase agreement provides for an Acceptable Transaction and is otherwise in form and substance satisfactory to Agent (including, without limitation, with respect to the identity of the prospective purchaser, purchase price, adjustments, holdbacks, escrows, closing conditions and the closing date) (an "Acceptable Purchase Agreement"), or (y) a fully executed binding commitment letter for a financing transaction which shall result in the Full Payment of all Obligations upon the initial closing thereof on or before the Outside Date and shall otherwise be on terms and conditions satisfactory to Agent (including, without limitation, with respect to the identity of the prospective lender, the amount of the financing, closing conditions and the closing date) (an "Acceptable Refinancing Commitment Letter"), (ii) such Acceptable Transaction or financing transaction closes pursuant to an Acceptable Purchase Agreement or Acceptable Refinancing Commitment Letter on or before the Outside Date, and (iii) the Full Payment of all the Obligations occurs on or before the Outside Date, then (A) the Company shall have the right to buy back up to 50% of this Warrant, for a purchase price equal to the product of (x) $0.01 and (y)  the number of Shares issuable under the portion of this Warrant being repurchased (which buyback right may be exercised at any point during the 10-day period beginning on the date of the consummation of such transaction and the Full Payment of the Obligations) and (B) this Warrant would only be exercisable for such reduced amount as of the date the buyback right is exercised until the Expiration Date; provided, that, if (i) prior to January 31, 2020 the Agent receives a copy of either (x) an Acceptable Purchase Agreement or (y) an Acceptable Commitment Letter, (ii) such Acceptable Transaction or financing  transaction closes pursuant to an Acceptable Purchase Agreement or Acceptable Refinancing Commitment Letter on or before the earlier of (I) February 29, 2020 and (II) the Outside Date, and (iii) the Full Payment of all the Obligations occurs on or before the earlier of (I) February 29, 2020 and (II) the Outside Date, then (A) the Company shall have the right to buy back up to 75% of this Warrant (which buyback right may be exercised at any point during the 10-day period beginning on the date of the consummation of such transaction and the Full Payment of the Obligations), for a purchase price equal to the product of (x) $0.01 and (y) the number of Shares issuable under the portion of this Warrant being repurchased, and (B) this Warrant would only be exercisable for such reduced amount as of the date the buyback right is exercised until the Expiration Date.   Notwithstanding the foregoing, to the extent that the Holder is entitled to exercise (or to have this Warrant automatically exercised) under Section 1.6, such exercise shall be deemed to occur (an "Exercise Upon Acquisition") and, if the conditions to the buy-back right under this Section 1.1(b) are met, the Holder and the Company shall cooperate to put the parties in the position they would have been had the buy-back right been exercised by the Company, including if applicable requiring the Holder to sell a proportionate amount of Shares received upon the exercise of the Warrant for $0.01 per Share.

1.2Method of Exercise. Holder may exercise any portion of this Warrant that is exercisable by delivering a duly completed and executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company. Unless Holder is exercising the cashless exercise right set forth in Section 1.3, Holder shall also deliver to the Company a check, wire transfer (to an account designated in writing by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.3Cashless Exercise Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time, in its sole discretion, exercise this Warrant in whole or in part as to the portion of the Warrant that is exercisable and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise for the aggregate Warrant Price pursuant to Section 1.2, elect instead to receive upon such exercise the “net number” of Shares determined according to the following formula (a “Cashless Exercise”):

X=     Y (A-B)

A

Where:

X	=	The number of Shares to be issued to Holder
Y	=	The number of Shares being exercised under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A	=	The fair market value of one Share (at the date of such calculation)
B	=	The Warrant Price per share (as adjusted to the date of such calculation)

1.4Calculation of FMV.  For purposes of the calculation above, the “fair market value” of one Share shall be the average for the five trading days immediately prior to the date of determination thereof of the last reported sale price regular way on each such day, or, in the case no such sale takes place on any such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock on such day, in each case as quoted on the New York Stock Exchange, as reported by Bloomberg Markets, or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded (including, if applicable, the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system or the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink).   If at any time the Common Stock is not listed on any securities exchange or traded on inter-dealer quotation system, the "Fair Market Value" of the Common Stock shall be the fair market value per share as determined jointly by the Holder and Board of Directors of the Company; provided that if the parties have not jointly agreed on a fair market value within 20 days then the Holder and the Company agree to retain a third party appraiser to determine such fair market value (with the costs of the appraiser to be divided equally between the Holder and the Company).

1.5Delivery of Shares and New Warrant.  Within five (5) business days after Holder exercises this Warrant in the manner set forth in Section 1.2 or Section 1.3 above, the Company shall deliver to Holder the Shares so acquired, provided that such Shares shall be deemed delivered upon the Company’s delivery of evidence of a book-entry or similar position through The Depository Trust & Closing Corporation or any other depository or similar functionary, credited to an account for the benefit of Holder.  If this Warrant has not been fully exercised and has not expired, then unless otherwise set forth in the Notice of Exercise a new warrant representing the Shares not so acquired shall be issued to Holder.

1.6Treatment of Warrant at Acquisition.  In the event of an Acquisition, either (a) Holder shall exercise or convert this Warrant in full (or shall be deemed to so convert pursuant to the immediately following sentence) with respect to all remaining Shares for which the Warrant is then exercisable and such exercise or conversion will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects in writing not to exercise or convert the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide Holder with written notice of the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition and, unless the Company receives a notice in writing from Holder that it elects to have the unexercised portion of the Warrant expire, then if the Acquisition involves a price per share of Common Stock that exceeds the Warrant Price the unexercised portion of the Warrant shall be deemed to be automatically exercised pursuant to Section 1.3 immediately prior to the Acquisition (subject to the last sentence of Section 1.1(b)).

For purposes of this Warrant, “Acquisition” shall mean: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Company’s jurisdiction of incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary or affiliate of the Company.

1.7Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall, within a reasonable period of time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

ARTICLE 2

ADJUSTMENTS TO THE SHARES AND NOTIFICATION OF CERTAIN EVENTS

2.1Fractional Shares.  No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, calculated as provided in Section 1.4 above, of a full Share.

2.2Adjustments.  Subject to the expiration of this Warrant pursuant to Section 5.1, the number and kind of shares purchasable hereunder and the Warrant Price therefor are subject to adjustment from time to time, as follows:

2.2.1Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company (other than an Acquisition which is subject to the provisions of Section 1.6) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.

2.2.2Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification (at the same aggregate Warrant Price as would have applied prior to such Reclassification), all subject to further adjustment as provided herein with respect to such other shares.

2.2.3Subdivisions and Combinations. In the event that the outstanding shares of the Company’s Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Warrant Price shall be proportionately decreased, and in the event that the outstanding shares of Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Warrant Price shall be proportionately increased.

2.2.4Dividends.  Subject to the provisions of this Section 2.2, if the Company shall, at any time or from time to time after the date hereof, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock in respect of outstanding shares of Common Stock described in Section 2.2.3), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Article 2 with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Shares on the date of such event.

2.2.5No Impairment. The Company shall not, by amendment of its charter documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

2.2.6Notice of Adjustments. Upon any adjustment in accordance with this Section 2.2, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Warrant Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Warrant Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.

2.3Notification of Certain Events.   Prior to the Expiration Date, in the event that the Company shall authorize:

2.3.1the issuance of any dividend or other distribution on the capital stock of the Company, whether in cash, property, stock or other securities; or

2.3.2the voluntary liquidation, dissolution or winding up of the Company,

the Company shall send to the Holder at least ten (10) days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause 2.3.1 or the expected effective date of any such other event specified in clause 2.3.2. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent of the Holder.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1Representations and Warranties.  The Company hereby represents and warrants to Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance and payment of the Warrant Price therefore in accordance with Section 1.2 (or Section 1.3) hereof, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2Reservation of Stock. The Company hereby represents and warrants to Holder that sufficient shares of the Company’s Common Stock have been reserved and are available for issuance from its authorized and unissued shares of Common Stock for the purpose of effecting the exercise of this Warrant, and such shares will remain available at all times until the date this Warrant has been exercised in full or, if earlier, the Expiration Date.

3.3Capitalization.  Immediately prior to the issuance of this Warrant, the Company has 7,025,219 shares of Common Stock issued and outstanding, and 79,960 restricted stock units outstanding and 285,250 shares of Common Stock issuable under options with an exercise price of $18.75 per share.

ARTICLE 4

INVESTMENT REPRESENTATIONS AND COVENANTS OF HOLDER

With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:

4.1Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder's representation to the Company that this Warrant and the Shares will be acquired for investment for Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to a Permitted Transferee, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to a Permitted Transferee. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than a Permitted Transferee, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

4.2Reliance upon Holder's Representations. Subject to Section 5.12, Holder understands that this Warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

4.3Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

4.4Restricted Securities. Holder understands that this Warrant and the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

ARTICLE 5

MISCELLANEOUS

5.1Term; Exercise Upon Expiration.  Subject to the terms of this Warrant, including Sections 1.1 and 1.6, this Warrant is exercisable in whole or in part, at any time and from time to time commencing on the Earliest Exercise Date and on or before the Expiration Date set forth above.  The Company agrees that Holder may terminate this Warrant, upon written notice to the Company, at any time in its sole discretion.

5.2Legends.  This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED (I) PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (II) IN A TRANSACTION

THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT (INCLUDING, BUT NOT LIMITED TO RULE 144) AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS AND, IN THE CASE OF THIS CLAUSE (II) IF THE COMPANY REQUESTS IN A TRANSACTION OTHER THAN A PERMITTED TRANSFER, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN DELIVERED TO THE COMPANY.

5.3Compliance with Securities Laws on Transfer.  Without limitation of Section 5.12, this Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without (i) compliance with applicable federal and state securities laws by the transferor and the transferee, and (ii) if requested by Company, other than on a Permitted Transfer of this Warrant, an opinion of counsel, reasonably satisfactory to Company, to the effect that such transfer or assignment is in compliance with applicable federal and state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with the restrictions in this Section 5.3.

5.4Transfer Procedure. Subject to the provisions of Section 5.3, (x) a Holder may transfer all or part of this Warrant to its affiliates, (y) a Holder may transfer all or part of this Warrant to a Participant or an Eligible Assignee and (z) TCW may transfer all or any portion of this Warrant to one or more Lenders under the Loan Agreement on or after the Earliest Exercise Date (any transfer described in clauses (x), (y) or (z), a "Permitted Transfer") and any such transferee (as applicable, a "Permitted Transferee") shall then be entitled to all the rights and bound by all of the obligations of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant.  The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holder hereof and its respective permitted successors and assigns. Any transferee shall be bound by the obligations and restrictions of this Warrant as if such transferee was the original holder hereof.

5.5Notices.  All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by electronic mail, at such address or electronic mail address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time.  Effective upon the receipt of the executed Warrant, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

TCW Asset Management Company LLC

Attn:  Mark Gertzof

227 West Monroe Street, Suite 3225

Chicago, IL 60606

E-mail:  mark.gertzof@tcw.com

All notices to the Company shall be addressed as follows:

School Specialty, Inc.

Attn: Kevin Baehler

W6316 Design Drive

Greenville, Wisconsin 54942

E-mail:  kevin.baehler@schoolspecialty.com

5.6Amendments; Waiver.  This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

5.7Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable and documented attorneys’ fees.

5.8Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.9Rights as a Stockholder. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Shares or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised as provided herein.

5.10Counterparts; Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.11Purchase Rights.  In addition to any adjustments pursuant to Article 2 above, if at any time the Company grants, issues or sells any capital stock, options, convertible securities or rights to purchase capital stock, options, convertible securities, or other property pro rata to the then record  holders of Common Stock of the Company (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the same terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5.12Registration Rights.

     (a) If, at any time after six months after the date of this Warrant the Holder is not (upon reasonable advice of counsel) entitled to sell all of the Shares obtained pursuant to this Warrant under Rule 144(b)(1) as a non-affiliate (excluding any situation where both (I) the Holder and its affiliates, together, are permitted to sell all of their Shares as affiliates of the Company within a three-month period under Rule 144(b)(2) notwithstanding the limitations imposed by paragraph (e)(1) of Rule 144 and (II) the requirements of paragraph (c)(1) of Rule 144 are then met), the Holder will have the right to demand a public registrations covering all of such Shares.  Following a written request from the Holder, the Company will use its commercially reasonable efforts to expeditiously effect (but in any event no later than sixty (60) days after such request) the registration of such Person's interest in the Warrant and/or Shares whose holders request participation in such registration under the Securities Act. The Company may not include any other securities in any registration effected pursuant to this Section 5.12(a) (other than additional Shares obtained through this Warrant or under warrants issued to the Holder or its affiliates or other warrants issued in connection with Loan Agreement) without the prior written consent of the Holder.  Notwithstanding the foregoing, to the extent that the Company is not eligible to register shares on a Form S-3 at a given time then the obligations of the Company to file new registration statements for the Holder under this Section 5.12(a) shall be suspended; provided that (x) the Company agrees to promptly comply with this Section 5.12(a) following any correction of matters leading to such S-3 ineligibility and (y) to the extent that the Company grants registration rights following the date of this Warrant to any person or entity that does not have similar suspension of obligations or otherwise grants more favorable rights, then the Holder shall be deemed to get the benefit of such more favorable rights and the suspension of obligations set forth in this sentence shall not apply.

     (b) If, at any time and from time to time, the Company proposes to register any of its shares of Common Stock under the Securities Act in connection with an underwritten public offering of such shares of Common Stock, then the Company will promptly give notice to the Holder of its intention to do so.  Upon the request of the Holder received within ten (10) days after receipt of any such notice from the

Company, the Company will cause the Holder’s interest in the Shares to be registered under the Securities Act and registered or qualified, as the case may be, under any state securities laws; provided, however, that the obligation to give such notice and to cause such registration shall not apply to any registration (a) on Form S-8 (or any successor form), (b) of solely a dividend reinvestment plan or (c) for the sole purpose of offering registered securities to another Person in connection with the acquisition of assets or capital stock of such Person or in connection with a merger, consolidation, combination or similar transaction with such Person.  In connection with any underwritten offering of securities on behalf of the Company or any other holders of the Company’s capital stock, the Company is not required to include any interest in the Warrant or Shares held by the Holder unless the Holder agrees to the reasonable and customary terms of the underwriting and, along with the Company and any other selling securityholders, enters into the underwriting agreement with the underwriters for such offering; provided, however, that the total indemnification or other liability of the Holder thereunder shall be limited to the aggregate net cash proceeds received by the Holder from the sale of the Holder's interest in the Shares in such offering.  The Company will include in any registration effected pursuant to this Section 5.12(b) (i) first, securities offered to be sold by the Company and by any holder of demand registration rights that is exercising such rights in connection with such registration, (ii) second, any interest in the Shares of the Holder requesting piggyback registration rights hereunder, in each case pro rata based on the number of Shares issued or issuable under the Warrant thereby (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering), and (iii) third, any other securities requested to be included in such registration (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering).  Whether or not the Holder determines to participate in any underwritten public offering undertaken by the Company, if requested by the Company or the lead underwriter for any such underwritten public offering, the Holder agrees that it will enter into a customary lock-up agreement, in form and substance reasonably acceptable to the Holder, pursuant to which the Holder will agree not to sell, transfer or otherwise dispose of this Warrant or any Shares (or enter into any put, option, swap or other agreement which transfers, in whole or in part, the risk of economic ownership of the Shares) for a period not to exceed 90 days from the date of the pricing of such underwritten public offering, other than any sale, transfer or other disposition to (i) Permitted Transferees who agree in writing to abide by this  "lock-up" provision and (ii) any Shares to be sold in such underwritten public offering by the Holder pursuant to the exercise of its rights of this Section 5.12(b). Notwithstanding the foregoing, (x) the Holder shall not be required to enter into a lock-up agreement unless all affiliates of the Company are simultaneously entering into an identical agreement and (y) if any party entering into a lock-up agreement in connection with the offering is subsequently released from any such restrictions by the Company and/or the underwriter, then the Holder shall be similarly released from its restrictions in the same fashion and in the same proportion.

     (c) The Company will pay all Registration Expenses in connection with all registrations (which, for purposes of this Section 5.12, shall include any qualifications, notifications and exemptions) under this Section 5.12. "Registration Expenses" means all expenses incident to the Company’s performance of or compliance with Section 5.12, including, without limitation, all registration and filing fees (including fees of the SEC a national stock exchange or national securities market), all fees and expenses of complying with state securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters in underwritten offerings required by or incident to such performance and compliance, the reasonable fees and disbursements of the Holder's counsel and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any.

[signature on following page]

SCHOOL SPECIALTY, INC.

By:     /s/ Kevin L. Baehler

Name:  Kevin L. Baehler

Title:    CFO

Accepted and Agreed:

TCW ASSET MANAGEMENT COMPANY LLC

By:     /s/ Suzanne Grosso

Name: Suzanne Grosso

Title:    Managing Director

[Signature Page to Warrant]

APPENDIX I

NOTICE OF EXERCISE

Reference is made to that certain Warrant to Purchase Common Stock, dated December 27, 2019, issued by School Specialty, Inc. to [HOLDER] (the "Warrant").

1.The undersigned hereby elects to purchase                shares of the Common Stock of School Specialty, Inc. pursuant to the terms of the Warrant.  [As the Warrant is not fully exercised and has not expired, the Company will issue to Holder a new warrant representing the Shares not acquired. –IF APPLICABLE AND IF THE ELECTION NOT TO RECEIVE A NEW WARRANT DESCRIBED IN THE FIRST SENTENCE OF PARAGRAPH 3 DOES NOT APPLY]

2.[IF APPLICABLE - The undersigned elects to make a Cashless Exercise (as such term is defined in the Warrant) in the manner detailed in Section 1.3 of the Warrant.]

3.[The Warrant shall remain in full force and effect with respect to any Shares that remain exercisable under the Warrant following the exercise evidenced by this Notice of Exercise. - IF APPLICABLE AND IF THE ELECTION TO RECEIVE A NEW WARRANT DESCRIBED IN THE LAST SENTENCE OF PARAGRAPH 1 DOES NOT APPLY.]  The Warrant shall [also] apply to the shares receivable pursuant to this Notice of Exercise to the extent expressly set forth in the provisions of the Warrant.

4.Please issue the shares receivable pursuant to this Notice of Exercise [(taking into account the Cashless Exercise)] in the name of the undersigned; payment for any fractional shares owed pursuant to Section 2.1 of the Warrant should also be paid to the undersigned.

5.The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

[HOLDER]

(Signature)

(Name and Title)

Dated:                               , 20